EXHIBIT 99.1

II-VI Incorporated Achieves Record Fourth Quarter and Fiscal Year 2013 Revenues; Exits Tellurium and Selenium Chemical Businesses; Increases HIGHYAG Ownership to 100%

PITTSBURGH, Aug. 1, 2013 (GLOBE NEWSWIRE) -- II-VI Incorporated (Nasdaq:IIVI) today reported results for its fourth quarter and fiscal year ended June 30, 2013.

Bookings for the quarter increased 2% to $145.4 million compared to $142.0 million in the fourth quarter of last fiscal year. Bookings for the fiscal year ended June 30, 2013 decreased 1% to $527.2 million compared to $534.9 million for last fiscal year. Bookings are defined as customer orders received that are expected to be converted into revenues during the next 12 months.

Revenues for the quarter increased 13% to a record $155.0 million from $136.9 million in the fourth quarter of last fiscal year. Revenues for the fiscal year ended June 30, 2013 increased 4% to a record $558.4 million from $534.6 million for last fiscal year.

Net earnings attributed to II-VI Incorporated for the quarter were $10.0 million, or $0.16 per share-diluted, compared to net earnings of $14.4 million, or $0.22 per share-diluted, in the fourth quarter of last fiscal year. For the fiscal year ended June 30, 2013, net earnings attributable to II-VI Incorporated were $50.8 million, or $0.80 per share-diluted, compared to net earnings of $60.3 million or $0.94 per share-diluted, for the same period last fiscal year.

The Company's subsidiary Pacific Rare Specialty Metals & Chemicals, Inc. (PRM), a business in the Company's Military & Materials segment, will discontinue its tellurium product line, will downsize its selenium product line to focus on providing selenium metal to the II-VI Infrared Optics business unit, and will maintain production of its rare earth element. The Company believes this revised business model will better focus PRM on providing a reliable supply of selenium for the Company's own internal needs while significantly decreasing write-downs and profit volatility associated with minor metal index price changes. This decision comes after careful and deliberate evaluation of the Company's long-term strategy for creating sustained shareholder value.

Results include the following in the attached condensed consolidated statements of earnings:

  An impairment charge for PRM property, plant and equipment, and inventory write-offs of $4.4 million, or $0.07 per share-diluted for the quarter and fiscal year ended June 30, 2013. This expense is included in cost of goods sold.

  Write-downs of PRM tellurium and selenium inventory of $1.3 million, or $0.02 per share-diluted, and $2.7 million, or $0.04 per share-diluted, for the fourth quarter and fiscal year ended June 30, 2013, respectively. These amounts compare to write-downs of PRM tellurium and selenium inventory of $2.2 million, or $0.03 per share-diluted, and $8.3 million, or $0.13 per share-diluted, for the fourth quarter and fiscal year ended June 30, 2012, respectively. These write-downs were necessitated by declines in global raw material index pricing and are included in cost of goods sold.

  Transaction expenses related to the Company's three acquisitions completed during the June 30, 2013 fiscal year. These expenses were insignificant for the current quarter and were $1.1 million or $0.02 per share-diluted for the fiscal year ended June 30, 2013. These expenses are included in selling, general and administrative expenses.

  After-tax income of $3.7 million, or $0.06 per share-diluted, was recognized for the fiscal year ended June 30, 2013 from a settlement with a former contract manufacturer for damages incurred in the October 2011 flooding in Thailand. The majority of the settlement amount is included in other expense (income), net.

In July 2013, HIGHYAG Lasertechnologie GmbH (HIGHYAG) changed from being 75% owned by the Company to 100%. Effective July 1, 2013, II-VI will record 100% of the operating results of HIGHYAG in the Company's Infrared Optics segment. The price for the 25% equity of HIGHYAG the Company did not already own will be $7.6 million; in addition a dividend of $1.0 million also was declared and is payable to the minority shareholder. Both items are included in accruals and other current liabilities in the attached June 30, 2013 condensed consolidated balance sheet.

Francis J. Kramer, president and chief executive officer said, "We are pleased to report record revenues for the fourth quarter and fiscal year 2013. As global industrial customers continued to use and deploy CO2 lasers, Infrared Optics bookings for the quarter increased 10% from the same period last fiscal year. At our Marlow Industries subsidiary, revenues increased 33% from the year-ago quarter and 28% from the preceding quarter of 2013 as their new personal comfort product line gained traction. We also made substantial progress on integrating the three businesses that joined our Company through acquisitions in November and December 2012."

Kramer continued, "During the quarter we made the difficult but necessary decision to refocus PRM on processing rare earth material and providing a crucial raw material, selenium metal, for use by II-VI Infrared Optics. Ceasing the commercial production and sale of tellurium and selenium chemicals substantially reduces our future exposure to volatility of tellurium and selenium index pricing."

Kramer concluded, "We continue to operate our business on solid fundamental values: core strategic capabilities, the power of vertical integration, and sound financial management. During this fiscal year, we established a new record for cash flow from operations: $107.6 million, a 22% increase from the previous record set in fiscal year 2012. Our free cash flow for fiscal 2013 was $82.3 million, an increase of 82% compared to the prior fiscal year. We believe we have positioned II-VI Incorporated to capitalize on the acquisitions and strategic business decisions we made in fiscal year 2013 and look forward to a successful year in fiscal 2014."

During the quarter ended December 31, 2012, the Company completed three acquisitions:

November 1, 2012	M Cubed Technologies, Inc. (M Cubed)
December 3, 2012	The thin-film filter business and interleaver product line of Oclaro, Inc. (the Oclaro assets)
December 21, 2012	LightWorks Optics, Inc. (LightWorks)

M Cubed joined the Advanced Products Group segment, the Oclaro assets became a part of Photop Technologies, Inc. in the Near-Infrared Optics segment, and LightWorks joined the Military & Materials segment.

As discussed below under "Use of Non-GAAP Financial Measures," the Company is presenting Non-GAAP financial measures in this release. Investors should consider adjusted measures in addition to, and not as a substitute for, or superior to, financial performance measures prepared in accordance with generally accepted accounting principles ("GAAP"). Please refer to the attached reconciliation between GAAP and adjusted financial measures prepared in accordance with GAAP and the Non-GAAP adjusted financial measures.

Segment Information

The following segment information includes segment earnings (defined as earnings before income taxes, interest expense and other expense or income, net). Management believes segment earnings are a useful performance measure because they reflect the results of segment performance over which management has direct control. Effective July 1, 2012, the Company changed its segment reporting structure to include VLOC Incorporated (VLOC) in the Company's Military & Materials segment. VLOC was previously reported in the Company's Near-Infrared Optics segment. All segment information presented in this earnings release has been retrospectively adjusted to include VLOC in the Military & Materials segment.

	Three Months Ended			Year Ended
	June 30,			June 30,
$000's, except %	2013	2012	% Increase (Decrease)	2013	2012	% Increase (Decrease)

Bookings:
Infrared Optics	$ 57,420	$ 52,067	10%	$ 200,691	$ 206,050	(3)%
Near-Infrared Optics	42,106	44,711	(6)%	145,736	155,066	(6)%
Military & Materials	26,823	21,877	23%	94,108	106,307	(11)%
Advanced Products Group	19,029	23,304	(18)%	86,702	67,442	29%
Total Bookings	$ 145,378	$ 141,959	2%	$ 527,237	$ 534,865	(1)%

Revenues:
Infrared Optics	$ 53,467	$ 53,375	--%	$ 203,319	$ 201,611	1%
Near-Infrared Optics	41,389	39,858	4%	154,852	140,001	11%
Military & Materials	30,273	26,982	12%	104,437	118,462	(12)%
Advanced Products Group	29,916	16,695	79%	95,788	74,556	28%
Total Revenues	$ 155,045	$ 136,910	13%	$ 558,396	$ 534,630	4%

Segment Earnings (Loss):
Infrared Optics	$ 13,114	$ 13,423	(2)%	$ 49,457	$ 51,095	(3)%
Near-Infrared Optics	2,991	5,506	(46)%	19,628	14,060	40%
Military & Materials	(2,360)	(1,722)	(37)%	(6,133)	(1,658)	(270)%
Advanced Products Group	1,425	485	194%	1,750	8,442	(79)%
Total Segment Earnings	$ 15,170	$ 17,692	(14)%	$ 64,702	$ 71,939	(10)%

Other Selected Financial Information

The following other selected financial information includes earnings before interest, income taxes, depreciation and amortization (EBITDA). The Company believes EBITDA is a useful performance measure because it reflects operating profitability before certain non-operating expenses and non-cash charges.

	Three Months Ended		Year Ended
	June 30,		June 30,
$000's, except share information	2013	2012	2013	2012

EBITDA	$ 26,548	$ 28,545	$ 112,786	$ 113,800
Cash paid for capital expenditures	$ 7,775	$ 10,069	$ 25,273	$42,840
Net borrowings (repayments) on indebtedness	$ (7,000)	$ (1,000)	$ 102,000	$ (7,295)
Share-based compensation expense, pre-tax	$ 2,727	$ 2,353	$ 11,959	$ 11,584
Cash paid for shares repurchased through the Company's share repurchase program	$ --	$ 4,988	$ 19,978	$ 4,988
Shares repurchased through the Company's share repurchase program	--	301,716	1,141,022	301,716

The June 30, 2012 condensed consolidated balance sheet has been adjusted to conform the presentation of the redeemable noncontrolling interest to the June 30, 2013 financial reporting presentation.

Outlook

For the first fiscal quarter ending September 30, 2013, the Company currently forecasts revenues to range from $140 million to $145 million and earnings per share to range from $0.18 to $0.23. Comparable results for the quarter ended September 30, 2012 were revenues of $132.3 million and earnings per share of $0.20. For the fiscal year ending June 30, 2014, the Company expects revenues to increase between 6% and 9% and earnings per share to increase between 20% and 30% compared to the fiscal year ended June 30, 2013. Comparable results for the fiscal year ended June 30, 2013 were revenues of $558.4 million and earnings per share of $0.80. As discussed in more detail below, actual results may differ from these forecasts due to various factors including, but not limited to, changes in product demand, competition and general economic conditions.

Webcast Information

The Company will host a conference call at 9:00 a.m. Eastern Time on Thursday, August 1, 2013 to discuss these results. The conference call will be broadcast live over the internet and can be accessed by all interested parties from the Company's web site at www.ii-vi.com as well as at http://tinyurl.com/njlfdto. A replay of the webcast will be available for two weeks following the call.

Use of Non-GAAP Financial Measures

The Company has disclosed adjusted financial measurements in this press release that present financial information that is not in accordance with GAAP. These measurements are not a substitute for GAAP measurements, although the Company's management uses these measurements as an aid in monitoring the Company's on-going financial performance. The adjusted Non-GAAP net earnings attributable to II-VI Incorporated and adjusted Non-GAAP earnings per share measure the earnings of the Company excluding unusual items that are considered by management to be outside of the normal on-going operations of the Company. There are limitations with the use of Non-GAAP financial measures, including that Non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies; that there can be no assurance that excluded items in the Non-GAAP financial measures will not occur in the future, and that there could be cash costs associated with items excluded in the Non-GAAP financial measures. The Company compensates for these limitations by using these Non-GAAP financial measures as supplements to GAAP financial measures and by providing the reconciliations of the Non-GAAP financial measures to their most comparable GAAP financial measures. Investors should consider adjusted measures in addition to, and not as a substitute for, or superior to, financial performance measures prepared in accordance with GAAP.

About II-VI Incorporated

II-VI Incorporated, a global leader in engineered materials and opto-electronic components, is a vertically-integrated manufacturing company that creates and markets products for diversified markets including industrial manufacturing, military and aerospace, high-power electronics, optical communications, and thermoelectronics applications. Headquartered in Saxonburg, Pennsylvania, with manufacturing, sales, and distribution facilities worldwide, the Company produces numerous crystalline compounds including zinc selenide for infrared laser optics, silicon carbide for high-power electronic and microwave applications, and bismuth telluride for thermoelectric coolers.

In the Company's Infrared Optics segment, II-VI Infrared manufactures optical and opto-electronic components for industrial laser and thermal imaging systems and HIGHYAG Lasertechnologie GmbH (HIGHYAG) manufactures fiber-delivered beam delivery systems and processing tools for industrial lasers.

In the Company's Near-Infrared Optics segment, Photop Technologies, Inc. (Photop) manufactures crystal materials, optics, microchip lasers and opto-electronic modules for use in optical communication networks and other diverse consumer and commercial applications. Photop Aegis, Inc. (Aegis) manufactures tunable optical devices required for high speed optical networks that provide the bandwidth expansion necessary for increasing internet traffic. Through its Australian subsidiary, Photop AOFR Pty Limited, Aegis also manufactures fused fiber components, including those required for fiber lasers for material processing applications, as well as optical couplers used primarily in the optical communication industry.

In the Company's Military & Materials segment, LightWorks Optical Systems, Inc. (formerly Exotic Electro-Optics and LightWorks Optics, Inc.) manufactures products for military applications and precision optical systems, and components for defense, aerospace, industrial and life science applications. Pacific Rare Specialty Metals & Chemicals (PRM) produces and refines a rare earth element and selenium, Max Levy Autograph, Inc. (MLA) manufactures micro-fine conductive mesh patterns for optical, mechanical and ceramic components for applications such as circuitry, metrology standards, targeting calibration and suppression of electro-magnetic interference. VLOC manufactures near-infrared and visible light products for industrial, scientific, military, medical instruments and laser gain materials and products for solid-state YAG and YLF lasers.

In the Company's Advanced Products Group segment, the Wide Bandgap Materials (WBG) group manufactures and markets single crystal silicon carbide substrates for use in the solid-state lighting, wireless infrastructure, RF electronics and power switching industries. Marlow Industries, Inc. (Marlow) designs and manufactures thermoelectric cooling and power generation solutions for use in defense, space, photonics, telecommunications, medical, consumer and industrial markets. Worldwide Materials Group (WMG) provides expertise in materials development, process development and manufacturing scale up. M Cubed Technologies, Inc. (M Cubed) develops and markets advanced composite materials serving the semiconductor, display, industrial and defense markets.

Forward-looking Statements

This press release contains forward-looking statements based on certain assumptions and contingencies that involve risks and uncertainties. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and relate to the Company's performance on a going-forward basis. The forward-looking statements in this press release involve risks and uncertainties, which could cause actual results, performance or trends to differ materially from those expressed in the forward-looking statements herein or in previous disclosures. The Company believes that all forward-looking statements made by it have a reasonable basis, but there can be no assurance that management's expectations, beliefs or projections as expressed in the forward-looking statements will actually occur or prove to be correct. In addition to general industry and global economic conditions, factors that could cause actual results to differ materially from those discussed in the forward-looking statements in this press release include, but are not limited to: (i) the failure of any one or more of the assumptions stated above to prove to be correct; (ii) the risks relating to forward-looking statements and other "Risk Factors" discussed in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2012 and Quarterly Reports on Form 10-Q for the quarters ended September 30, 2012, December 31, 2012 and March 31, 2013; (iii) the purchasing patterns from customers and end-users; (iv) the timely release of new products, and acceptance of such new products by the market; (v) the introduction of new products by competitors and other competitive responses; and/or (vi) the Company's ability to devise and execute strategies to respond to market conditions. The Company disclaims any obligation to update information contained in these forward-looking statements whether as a result of new information, future events or developments, or otherwise.

II-VI Incorporated and Subsidiaries
Condensed Consolidated Statements of Earnings (Unaudited)
($000 except per share data)

	Three Months Ended		Year Ended
	June 30,		June 30,
	2013	2012	2013	2012
Revenues
Net sales:
Domestic	$ 72,107	$ 57,864	$ 241,045	$ 214,822
International	82,938	79,046	317,351	319,808
Total Revenues	155,045	136,910	558,396	534,630

Costs, Expenses & Other Expense (Income)
Cost of goods sold	104,185	88,648	360,830	341,889
Internal research and development	5,697	5,533	22,689	21,410
Selling, general and administrative	29,993	25,037	110,175	99,392
Interest expense	452	28	1,160	212
Other expense (income), net	(442)	(1,721)	(7,155)	(7,168)
Total Costs, Expenses, and Other Expense (Income)	139,885	117,525	487,699	455,735

Earnings Before Income Taxes	15,160	19,385	70,697	78,895

Income Taxes	4,922	4,614	18,766	17,620

Net Earnings	10,238	14,771	51,931	61,275
Less: Net Earnings Attributable to Noncontrolling Interest	212	325	1,118	969
Net Earnings Attributable to II-VI Incorporated	$ 10,026	$ 14,446	$ 50,813	$ 60,306
Net Earnings Attributable to II-VI Incorporated Diluted Earnings Per Share:	$ 0.16	$ 0.22	$ 0.80	$ 0.94
Net Earnings Attributable to II-VI Incorporated Basic Earnings Per Share:	$ 0.16	$ 0.23	$ 0.81	$ 0.96

Average Shares Outstanding - Diluted	63,622	64,579	63,884	64,385
Average Shares Outstanding - Basic	62,180	63,019	62,411	62,823

II-VI Incorporated and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
($000)
	June 30,	June 30,
	2013	2012
Assets
Current Assets
Cash and cash equivalents	$ 185,433	$ 134,944
Accounts receivable	107,173	104,761
Inventories	141,859	137,607
Deferred income taxes	10,794	10,796
Prepaid and refundable income taxes	4,543	8,488
Prepaid and other current assets	11,342	13,777
Total Current Assets	461,144	410,373
Property, plant & equipment, net	170,672	153,918
Goodwill	123,352	80,748
Other intangible assets, net	86,701	44,014
Investment	11,203	10,661
Deferred income taxes	2,696	145
Other assets	8,034	6,627
Total Assets	$ 863,802	$ 706,486

Liabilities, Redeemable Noncontrolling Interest and Shareholders' Equity
Current Liabilities
Accounts payable	$ 23,617	$ 29,420
Accruals and other current liabilities	70,817	54,308
Total Current Liabilities	94,434	83,728
Long-term debt	114,036	12,769
Deferred income taxes	4,095	5,883
Other liabilities	15,129	12,720
Total Liabilities	227,694	115,100

Redeemable noncontrolling interest	--	5,160

Total Shareholders' Equity	636,108	586,226
Total Liabilities, Redeemable Noncontrolling Interest and Shareholders' Equity	$ 863,802	$ 706,486

II-VI Incorporated and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)
($000)
	Year Ended
	June 30,
	2013	2012
Net cash provided by operating activities	$ 107,607	$ 88,069

Cash Flows from Investing Activities
Additions to property, plant and equipment	(25,273)	(42,840)
Purchases of businesses, net of cash acquired	(126,193)	(46,141)
Proceeds received on contractual settlement from Thailand flood	4,797	--
Proceeds from sale of equity investment	2,138	3,478
Other investing activities	--	615
Net cash used in investing activities	(144,531)	(84,888)

Cash Flows from Financing Activities
Proceeds from long-term borrowings	113,000	7,000
Payments on long-term borrowings	(11,000)	(14,295)
Payment of debt issuance costs	(560)	--
Purchases of treasury stock	(19,978)	(4,988)
Payments on earn-out arrangement	--	(6,000)
Proceeds from exercises of stock options	4,104	2,658
Distributions on noncontrolling interest	(284)	--
Minimum tax withholding requirements	(138)	--
Excess tax benefits from share-based compensation expense	635	821
Net cash provided by (used in) financing activities	85,779	(14,804)

Effect of exchange rate changes on cash and cash equivalents	1,634	(2,893)

Net increase (decrease) in cash and cash equivalents	50,489	(14,516)

Cash and Cash Equivalents at Beginning of Period	134,944	149,460
Cash and Cash Equivalents at End of Period	$ 185,433	$ 134,944

II-VI Incorporated and Subsidiaries
Reconciliation of Selected Non-GAAP Financial Measurements
($000 except per share amounts)

Reconciliation of Reported Net Earnings to Non-GAAP Net Earnings
(Unaudited)

	Three Months Ended		Year Ended
	June 30,		June 30,
	2013	2012	2013	2012

Reported Net Earnings Attributable to II-VI Incorporated	$ 10,026	$ 14,446	$ 50,813	$ 60,306

Add back:
Write-downs of tellurium and selenium inventory	1,293	2,296	2,688	8,743
Discontinuance of tellurium and selenium chemical businesses	4,434	--	4,434	--

Income tax impact on unusual items	--	(114)	--	(437)

Adjusted Non-GAAP Net Earnings Attributable to II-VI Incorporated	$ 15,753	$ 16,628	$ 57,935	$ 68,612

Per share data:
Net Earnings Attributable to II-VI Incorporated:
Net Earnings Attributable to II-VI Incorporated Diluted Earnings Per Share:	$ 0.16	$ 0.22	$ 0.80	$ 0.94
Net Earnings Attributable to II-VI Incorporated Basic Earnings Per Share:	$ 0.16	$ 0.23	$ 0.81	$ 0.96

Per share, After-Tax Impact of Write-Downs of Unusual Items:
Net Earnings Attributable to II-VI Incorporated Diluted Earnings Per Share:	$ 0.09	$ 0.03	$ 0.11	$ 0.13
Net Earnings Attributable to II-VI Incorporated Basic Earnings Per Share:	$ 0.09	$ 0.03	$ 0.11	$ 0.13

Adjusted Non-GAAP Net Earnings Attributable to II-VI Incorporated:
Adjusted Non-GAAP Net Earnings Diluted Earnings Per Share:	$ 0.25	$ 0.26	$ 0.91	$ 1.07
Adjusted Non-GAAP Net Earnings Basic Earnings Per Share:	$ 0.25	$ 0.26	$ 0.93	$ 1.09

Below is a reconciliation of the Segment Earnings and EBITDA reported in this press release to reported Net Earnings.

Reconciliation of Segment	Three Months Ended		Year Ended
Earnings and EBITDA to Net Earnings	June 30,		June 30,
	2013	2012	2013	2012

Total Segment Earnings	$ 15,170	$ 17,692	$ 64,702	$ 71,939
Interest expense	452	28	1,160	212
Other expense (income), net	(442)	(1,721)	(7,155)	(7,168)
Income taxes	4,922	4,614	18,766	17,620
Net earnings	$ 10,238	$ 14,771	$ 51,931	$ 61,275

EBITDA	$ 26,548	$ 28,545	$ 112,786	$ 113,800
Interest expense	452	28	1,160	212
Depreciation and amortization	10,936	9,132	40,929	34,693
Income taxes	4,922	4,614	18,766	17,620
Net earnings	$ 10,238	$ 14,771	$ 51,931	$ 61,275
CONTACT: II-VI Incorporated
         Craig A. Creaturo, Chief Financial Officer and Treasurer
         (724) 352-4455
         ccreaturo@ii-vi.com